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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
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ProLogis

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROLOGIS

14100 East 35th Place
Aurora, Colorado 80011

Notice of 2003 Annual Meeting of Shareholders

To Be Held May 20, 2003

TO THE SHAREHOLDERS:

      The 2003 annual meeting of shareholders of ProLogis will be held on Tuesday, May 20, 2003, at the Denver headquarters, 14100 E. 35th Place, Aurora, Colorado at 10:30 a.m. (Mountain Time) for the following purposes:

1.	To elect three Class I Trustees to serve until the annual meeting of shareholders in 2006, and until their successors are duly elected and qualify; and

2.	To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

      Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

      Shareholders of record at the close of business on April 2, 2003, are entitled to notice of, and to vote at, the meeting.

      Please help ProLogis by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience, or by using a toll-free telephone number or the Internet, in accordance with the instructions on the proxy card. If you attend the meeting and decide to vote in person, you may revoke your proxy.

For the Board of Trustees,

Edward S. Nekritz
Secretary

      April 10, 2003

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR

PROXY IN THE ENCLOSED ENVELOPE OR REFER TO THE INSTRUCTIONS ON THE
PROXY CARD TO VOTE BY TELEPHONE OR THE INTERNET

PROXY STATEMENT FOR 2003 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
SHARES OUTSTANDING AND VOTE REQUIRED
PRINCIPAL SHAREHOLDERS
ELECTION OF TRUSTEES
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

PROLOGIS

14100 East 35th Place
Aurora, Colorado 80011

PROXY STATEMENT
FOR
2003 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2003

GENERAL INFORMATION

      This proxy statement is being sent on April 10, 2003, to solicit proxies on behalf of the Board of Trustees (the “Board”) of ProLogis to be voted at the 2003 annual meeting of shareholders to be held on Tuesday, May 20, 2003, and to provide information concerning the use of the proxy and the business to be transacted at the annual meeting. If a shareholder specifies a choice with respect to any matter to be acted upon, the proxy holders will vote the shares represented by the proxy in accordance with the shareholder’s specifications. If the shareholder returns an executed proxy without specifying choices, the proxy holders will vote the common shares of beneficial interest, $.01 par value per share (the “Common Shares”), in accordance with the recommendations of the Board.

      If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Edward S. Nekritz, Secretary, ProLogis, 14100 East 35th Place, Aurora, Colorado 80011. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

      Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of ProLogis, by delivering to the Secretary of ProLogis a duly executed proxy bearing a later date, or by attending and voting in person at the meeting. If you have previously given your proxy instructions by telephone or on the Internet, you may revoke those instructions by giving new proxy instructions by telephone or on the Internet.

      The cost of soliciting proxies will be borne by ProLogis. In addition to solicitation by mail, proxies may be solicited personally, or by telephone or facsimile transmission, by agents of ProLogis or, without additional compensation for such services, by officers or employees of ProLogis. ProLogis will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties to forward the solicitation material to the beneficial owners of Common Shares held of record by such persons, and ProLogis will, upon request of such record holders, reimburse forwarding charges and expenses.

      You now have the option to receive future shareholder communications (annual reports, proxy statements, quarterly reports, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis. If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated website with instructions on how to give proxy instructions via the Internet. You can register for this program at www.proxyvote.com or www.investordelivery.com and following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via email at prologisinvestorrelations@prologis.com.

      The Securities and Exchange Commission (“SEC”) has adopted a rule that allows us to send a single copy of our annual reports, proxy statements, prospectuses and other disclosure documents to two or more shareholders sharing the same address, subject to certain conditions. ProLogis believes that these new “householding” rules will provide greater convenience for our shareholders, as well as cost savings for ProLogis by reducing the number of duplicate documents that you receive. Please read the attached notice regarding the delivery of security holder documents.

SHARES OUTSTANDING AND VOTE REQUIRED

      At the close of business on April 2, 2003, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, approximately 178,657,970 Common Shares were outstanding. Each whole Common Share outstanding represents one vote, and each fractional Common Share represents its fraction of one vote. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

      Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the meeting is required to elect each nominee for Trustee. Abstentions and broker non-votes will be counted as Common Shares represented at the meeting for purposes of determining a quorum. Abstentions and broker non-votes will have no effect with respect to the election of Trustees.

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding ownership of Common Shares as of April 2, 2003, by (i) each person known to ProLogis to have been the beneficial owner of more than five percent of the outstanding Common Shares on such date, (ii) each Trustee, (iii) the Chairman, the Vice Chairman and the four other most highly compensated executive officers for 2002 (the “Named Executive Officers”), and (iv) all Trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes that, for the purpose of calculating the number and percent of Common Shares beneficially owned by a person all options or other convertible or exchangeable securities held by that person which are exercisable within 60 days have been exercised, but that no options or convertible or exchangeable securities held by other persons have been exercised, converted or exchanged. Fractional Common Shares have been rounded to the nearest whole Common Share in the table below and elsewhere in this Proxy Statement.

	Number of
	Common Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Common Shares

Cohen & Steers Capital Management, Inc.	9,490,885	(1)	5.31%
757 Third Avenue
New York, New York 10017

Deutsche Bank AG	11,016,085	(2)	6.17%
Taunusanlage 12, D-60325
Frankfurt am Main
Federal Republic of Germany

FMR Corporation	9,011,121	(3)	5.04%
82 Devonshire Street
Boston, MA 02109

General Electric Capital Corporation	15,746,504	(4)	8.81%
260 Long Ridge Road
Stamford, Connecticut 06927

	Number of
	Common Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Common Shares

Stichting Pensioenfonds ABP	10,656,400	(5)	5.96%
Oude Lindestraat, Postbus 2889
6401 DL Heerlen
The Netherlands

K. Dane Brooksher	1,248,809	(6)	*
14100 East 35th Place
Aurora, Colorado 80011

Stephen L. Feinberg	326,210	(7)	*
4855 North Mesa, Suite 120
El Paso, Texas 79912

George L. Fotiades	9,438	(8)	*
645 Martinsville Road
Basking Ridge, New Jersey 07920

Donald P. Jacobs	27,826	(9)	*
J.L. Kellogg Graduate School of Management
Northwestern University
2001 Sheridan Road
Evanston, Illinois 60208-2003

Neelie Kroes	1,267		*
Van Bronckhorstlaan 20
2242 PZ Wassenaar
The Netherlands

Irving F. Lyons, III	1,279,571	(10)	*
47775 Fremont Boulevard
Fremont, California 94538

Walter C. Rakowich	341,572	(11)	*
14100 East 35th Place
Aurora, Colorado 80011

Jeffrey H. Schwartz	510,683	(12)	*
207D Kelsey Lane
Tampa, Florida 33619

John W. Seiple, Jr.	348,976	(13)	*
14100 East 35th Place
Aurora, Colorado 80011

Kenneth N. Stensby	49,247	(14)	*
7112 Shannon Drive
Edina, Minnesota 55439

J. André Teixeira	18,180	(15)	*
Vaarstraat 94
B-3000 Leuven
Belgium

	Number of
	Common Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Common Shares

Robert J. Watson	264,693	(16)	*
Capronilaan 25-27
1119 NP Schiphol — Rijk
Amsterdam, The Netherlands

William D. Zollars	2,359	(17)	*
10990 Roe Avenue
Overland Park, Kansas 66211

All trustees and executive officers as a group (13 persons)	4,428,831		2.48%

*	Less than 1%

(1)	Information regarding beneficial ownership of Common Shares by Cohen & Steers Capital Management, Inc. is included herein in reliance on a Schedule 13G/ A, filed with the SEC on February 14, 2003. Cohen & Steers Capital Management, Inc. has sole power to vote or to direct the vote with respect to 8,017,585 of the shares reported and has sole power to dispose or to direct the disposition with respect to all of the shares reported. Cohen & Steers Capital Management, Inc. has represented that the shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2)	Information regarding beneficial ownership of Common Shares by Deutsche Bank AG is included herein in reliance on a Schedule 13G, filed with the SEC on February 10, 2003. Deutsche Bank AG has sole power to vote or to direct the vote with respect to 11,016,085 of the shares reported and has sole power to dispose or to direct the disposition with respect to 10,217,622 of the shares reported and has shared power to dispose or to direct the disposition with respect to 730,000 of the shares reported. Deutsche Bank AG has represented that the shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	Information regarding beneficial ownership of Common Shares by FMR Corporation is included herein in reliance on a Schedule 13G, filed with the SEC on February 14, 2003. FMR Corporation has sole power to vote or to direct the vote with respect to 1,333,869 of the shares reported and has sole power to dispose or to direct the disposition with respect to all of the shares reported. FMR Corporation has represented that the shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)	These Common Shares are owned of record by Security Capital Warehouse Distribution Business Trust, an indirect wholly-owned subsidiary of Security Capital Group Incorporated (“Security Capital”) which is an indirect wholly-owned subsidiary of General Electric Capital Corporation (“GE Capital”). Information regarding beneficial ownership of Common shares by GE Capital is included herein in reliance on a Schedule 13D/ A filed with the SEC on May 14, 2002 by GE Capital and other information submitted by Security Capital Warehouse Distribution Business Trust.

(5)	Information regarding beneficial ownership of Common Shares by Stichting Pensioenfonds ABP is included herein in reliance on a Schedule 13D, filed with the SEC on April 4, 2002. Stichting Pensioenfonds ABP has sole power to vote or to direct the vote with respect to all of the shares reported and has sole power to dispose or to direct the disposition with respect to all of the shares reported.

(6)	Includes 1,526 Common Shares held by Mr. Brooksher’s wife as to which Mr. Brooksher disclaims beneficial ownership. Includes 859,250 Common Shares and associated dividend equivalent units that are issuable upon exercise of options and 245,667 Common Shares and associated dividend equivalent units that are issuable upon the conversion of restricted share units (see “Executive Compensation — 1997 Long-Term Incentive Plan”), all of which were granted under the 1997 Long-Term Incentive Plan. Includes 1,604 Common Shares held through ProLogis’ 401(k) Savings Plan and Trust (the “401(k) Plan”) and 20,379 Common Shares held through ProLogis’ Non-Qualifed Savings Plan.

(7)	Dorsar Partners, L.P. beneficially owns 109,104 Common Shares, SWD Partners L.P. beneficially owns 12,820 Common Shares and Dorsar Investment Company beneficially owns 55,000 Common Shares. As a result of his position with Dorsar Partners, L.P., SWD Partners L.P., and Dorsar Investment Company, Mr. Feinberg may be deemed to share voting and dispositive power with respect to Common Shares owned by these entities. A trust of which Mr. Feinberg is beneficiary owns 16,000 of these Common Shares and another trust of which Mr. Feinberg is trustee and of which a relative of Mr. Feinberg is the beneficiary owns an additional 16,000 of these Common Shares. Includes 13,754 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plans. See “Executive Compensation — Outside Trustees Plans”. Includes 9,483 Common Shares deferred for Trustee fees paid held through the 1999 Dividend Reinvestment and Share Purchase Plan. See “Trustee Compensation”.

(8)	Includes 1,438 Common Shares deferred for Trustee fees paid held through the 1999 Dividend Reinvestment and Share Purchase Plan. See “Trustee Compensation”.

(9)	Includes 300 Common Shares held in a trust for the benefit of Mr. Jacobs’ children and 13,754 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plan. Includes 8,610 Common Shares deferred for Trustee fees paid held through the 1999 Dividend Reinvestment and Share Purchase Plan. See “Trustee Compensation”.

(10)	A trust of which Mr. Lyons is the trustee and of which Mr. Lyons and members of his family are beneficiaries own 9,782 of these Common Shares and Mr. Lyons’ daughters own 369 Common Shares. Includes 690,678 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 65,139 Common Shares and associated dividend equivalent units that are issuable upon the conversion of restricted share units, all of which were granted under the 1997 Long-Term Incentive Plan. A total of 481,649 Common Shares are issuable upon exchange of units in ProLogis Limited Partnership — I. Mr. Lyons is a partner of certain limited partners of such partnership. By virtue of such position, Mr. Lyons may be deemed to beneficially own these Common Shares. Includes 1,452 Common Shares held through the 401(k) Plan.

(11)	Includes 549 Common Shares held in a family trust of which Mr. Rakowich is beneficiary and 504 Common Shares held in a trust of which Mr. Rakowich is trustee as to which Mr. Rakowich disclaims beneficial ownership. Includes 872 Common Shares held by Mr. Rakowich’s children, 275,617 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 39,105 Common Shares and associated dividend equivalent units issuable upon the conversion of restricted share units, all of which were granted under the 1997 Long-Term Incentive Plan. Includes 1,550 Common Shares held through the 401(k) Plan.

(12)	Includes 78,678 Common Shares issuable upon exchange of units in ProLogis Limited Partnership — III and 49,587 Common Shares issuable upon exchange of units in ProLogis Limited Partnership — IV. Mr. Schwartz is a partner of certain limited partners of such partnerships. By virtue of such position, Mr. Schwartz may be deemed to beneficially own these Common Shares. Includes 313,824 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 52,111 Common Shares and associated dividend equivalent units that are issuable upon the conversion of restricted share units, all of which were granted under the 1997 Long-Term Incentive Plan. Includes 812 Common Shares held through the 401(k) Plan.

(13)	Includes 961 Common Shares held by Mr. Seiple’s children. Includes 275,617 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 52,111 Common Shares and associated dividend units issuable upon the conversion of restricted share units, all of which were granted under the 1997 Long-Term Incentive Plan. Includes 1,442 Common Shares held through the 401(k) Plan.

(14)	Includes 27,504 Common Shares that are issuable upon exercise of options granted under the Meridian Industrial Trust, Inc. Employee and Director Incentive Stock Plan and 11,754 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plans. Includes 7,073 Common Shares deferred for Trustee fees paid through the 1999 Dividend Reinvestment and Share Purchase Plan. See “Trustee Compensation”.

(15)	Includes 11,754 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plans.

(16)	Includes 866 Common Shares held in trust accounts for Mr. Watson’s children, 1,150 Common Shares held by the estate of Mr. Watson’s late father, and 433 Common Shares held by Mr. Watson’s wife. Includes 186,331 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 52,111 Common Shares and associated dividend units issuable upon the conversion of restricted share units, all of which were granted under the 1997 Long-Term Incentive Plan. Includes 1,601 Common Shares held through the 401(k) Plan.

(17)	Common Shares deferred for Trustee fees paid held through the 1999 Dividend Reinvestment and Share Purchase Plan. See “Trustee Compensation”.

      See Equity Compensation Plan Information under the 1997 Long-Term Incentive Plan.

ELECTION OF TRUSTEES

(PROPOSAL 1)

Nominees

      The Common Shares represented by the accompanying proxy will be voted to elect the three nominees named below as Class I Trustees, unless otherwise indicated on the proxy. Messrs. Fotiades, Lyons, and Zollars, if elected, will serve as Class I Trustees until the annual meeting of shareholders in 2006. Any vacancies occurring during any calendar year will be filled (i) at a special meeting of shareholders called for such purpose, (ii) by the Trustee or Trustees then in office, or (iii) at the next annual meeting of shareholders. Trustees elected at special meetings of shareholders to fill vacancies or appointed by the remaining Trustee or Trustees to fill vacancies will hold office until the next annual meeting of shareholders at which time the shareholders will elect a Trustee to fill the unexpired term of the class of Trustees in which the vacancy occurred. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. The Board recommends that the shareholders vote “FOR” the election of each nominee named below for Trustee.

			Term
Trustees	Age	Business Experience	Expires

George L. Fotiades (Class I Trustee)	49	Mr. Fotiades has served as a Trustee since his appointment in December 2001. Mr. Fotiades is President and Chief Executive Officer of Life Sciences Products and Services, a unit of Cardinal Health Inc., a provider of services supporting the health-care industry. From 1996 to 1998, Mr. Fotiades was President and Chief Operating Officer of R. P. Scherer Corporation (which was merged into Cardinal Health, Inc. in August 1998), Executive Vice President and Group President and Group President of the Americas and Asia Pacific.	2006

			Term
Trustees	Age	Business Experience	Expires

Irving F. Lyons, III (Class I Trustee)	53	Mr. Lyons has served as a Trustee since March 1996. Mr. Lyons has been Vice Chairman of ProLogis since December 2001 and Chief Investment Officer of ProLogis since March 1997. Mr. Lyons was President of ProLogis from March 1999 to December 2001, Co-Chairman of ProLogis from March 1997 to March 1999 and Managing Director of ProLogis from December 1993 to March 1997 (through September 1997 he was employed by ProLogis’ former management company). From 1979 to 1993, Mr. Lyons was the Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company.	2006

William D. Zollars (Class I Trustee)	55	Mr. Zollars has served as a Trustee since his appointment in June 2001. Since 1999, Mr. Zollars has been Chairman, President and Chief Executive Officer of Yellow Corporation, a holding company specializing in the transportation of industrial, commercial and retail goods. From 1996 to 1999, Mr. Zollars was President of Yellow Freight System, Inc., Yellow Corporation’s principal operating subsidiary. From 1994 to 1996, Mr. Zollars was a Senior Vice President of Ryder Integrated Logistics, Inc. Mr. Zollars is a Director of Butler Manufacturing Co. and Rogers Group, Inc.	2006

Continuing Trustees

      The following persons will continue to hold positions as Trustees as described below:

      K. Dane Brooksher — 64 — Mr. Brooksher has served as a Trustee October 1993. Mr. Brooksher has been Chairman and Chief Executive Officer of ProLogis since March 1999 and he was Co-Chairman and Chief Operating Officer of ProLogis from November 1993 to March 1999 (through September 1997 he was employed by ProLogis’ former management company). Prior thereto, Mr. Brooksher was Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick (now KPMG LLP), independent public accountants, where he served on the Board of Directors and Management Committee and as International Development Partner for Belgium and the Netherlands. Mr. Brooksher is a Director of Butler Manufacturing Company, the National Association of Manufacturers, Pactiv Corporation, Insight Inc. (an unconsolidated investee of ProLogis) and the Colorado Forum, a not-for-profit organization. He also serves as an Advisory Board Member of the J.L. Kellogg Graduate School of Management of Northwestern University. Mr. Brooksher’s term as Trustee expires in 2005.

      Stephen L. Feinberg — 58 — Mr. Feinberg has served as a Trustee since January 1993. Mr. Feinberg has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., a diversified holding company with interests in real estate and venture capital since 1970. Mr. Feinberg is also a Director of Security Capital Preferred Growth (an affiliate of Security Capital), Continental Transmission Corporation, MetaMetrics, Inc., St. John’s College, The Santa Fe Institute, and The Feinberg Foundation, Inc. He was formerly Chairman of the Board of St. John’s College, and a former director of Farrar, Strauss and Giroux, Inc. (a private publishing company), Molecular Informatics, Inc., Border Steel Mills, Inc., Springer Building Materials Corporation, Circle K Corporation, EnerServ Products, Inc., and Texas Commerce Bank-First State. Mr. Feinberg’s term as Trustee expires in 2004.

      Donald P. Jacobs — 75 — Mr. Jacobs has served as a Trustee since February 1996. Mr. Jacobs has been a faculty member of the J.L. Kellogg Graduate School of Management of Northwestern University since 1957, and he was Dean from 1975 to 2001. Mr. Jacobs is currently Dean Emeritus. Mr. Jacobs is a director of Hartmarx Corporation, Terex Corporation, and CDW Computer Centers. Mr. Jacobs was formerly a Director of Commonwealth Edison and its parent company, Unicom, and he was formerly Chairman of the Public Review Board of Andersen Worldwide. Mr. Jacobs was Chairman of the Advisory Committee of the Oversight Board of the Resolution Trust Corporation for the third region from 1990 to 1992, Chairman of the Board of AMTRAK from 1975 to 1979, Co-Staff Director of the Presidential Commission on Financial Structure and Regulation from 1970 to 1971, and Senior Economist for the Banking and Currency Committee of the U. S. House of Representatives from 1963 to 1964. Mr. Jacobs’ term as Trustee expires in 2004.

      Neelie Kroes — 61 — Ms. Kroes has served as a Trustee since May 2002. Ms. Kroes served as President of Nyenrode University, a private university in the Netherlands, from May 1991 to April 2000. Prior thereto, Ms. Kroes held various logistics-related positions in the Dutch government, including Cabinet Minister of Transportation, Public Works and Telecommunication. Ms. Kroes was an assistant professor for transport areas at Erasmus University in Rotterdam, The Netherlands from May 1965 to August 1971. Ms. Kroes serves on various advisory boards including P&O Nedlloyd, Lucent Technologies B.V. and Nederlands Spoorwegen NV (Dutch Railways). Ms. Kroes’ term as Trustee expires in 2005.

      Kenneth N. Stensby — 63 — Mr. Stensby has served as a Trustee since March 1999. Mr. Stensby was a Director of Meridian Industrial Trust, Inc. from 1996 to March 1999, when it was merged with and into ProLogis. Mr. Stensby was President and Chief Executive Officer of United Properties, a Minneapolis-based diversified real estate company, from 1974 until his retirement in January 1995. Mr. Stensby is past President of the National Association of Industrial and Office Parks and was a Director of First Asset Realty Advisors, a pension advisory subsidiary of First Bank of Minneapolis and Corner House. Mr. Stensby’s term as Trustee expires in 2005.

      J. André Teixeira — 50 — Mr. Teixeira has served as a Trustee since February 1999. Mr. Teixeira is Vice President, Global Technology Development for Interbrew, a publicly traded brewer headquartered in Belgium. Mr. Teixeira was Chairman and Senior Partner with BBL Partners LLC, Moscow, Russia, a consulting and trading company specializing in the food and food ingredient industry from 2001 to 2002 and he was the President of Coca-Cola for the Russia and Ukraine region, General Manager of Coca-Cola Russia, Ukraine and Belarus and Head of Representation for the Coca-Cola Export Corporation, Moscow from 2000 to 2001. Mr. Teixeira was General Manager/ President of the Coca-Cola Ukraine and Belarus region, Kiev from 1998 to 2000 and was with Coca-Cola in various capacities since 1978. Mr. Teixeira’s term as Trustee expires in 2004.

      The Declaration of Trust requires that a majority of the Trustees not be officers or employees of ProLogis.

Board of Trustees Meetings and Committees

      The Board held six meetings during 2002.

      The Audit Committee of the Board, comprised of Messrs. Stensby (Chairman), Fotiades and Teixeira and Ms. Kroes, is responsible for recommending to the Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of ProLogis, reviewing and approving non-audit services, and reviewing the scope of the audits conducted by the auditors. Each member of the Audit Committee is independent as such term is defined in applicable rules of the New York Stock Exchange (“NYSE”). The Board has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities. The Audit Committee held three meetings in 2002.

      The Investment Committee of the Board, comprised of Messrs. Feinberg (Chairman), Stensby and Zollars is responsible for approving material acquisitions, dispositions and other investment decisions between meetings of the full Board. Any decisions made by the Investment Committee are reported to the full Board at its next quarterly meeting. The Investment Committee held five meetings in 2002.

      The Management Development and Compensation Committee (the “Compensation Committee”) of the Board, comprised of Messrs. Jacobs (Chairman), Feinberg and Zollars is responsible for reviewing and approving ProLogis’ compensation and benefits policies. The Compensation Committee also reviews and approves the amount and form of compensation and benefits for the senior executive officers. The

Compensation Committee is also responsible for overseeing the development of ProLogis’ management. The Compensation Committee held three meetings in 2002.

      The Board Governance and Nomination Committee (the “Governance Committee”) of the Board, comprised of Messrs. Feinberg (Chairman), Fotiades, Jacobs and Teixeira and Ms. Kroes is responsible for reviewing and making recommendations to the Board on board organization matters, evaluating the effectiveness of the Board and its committees, reviewing and making recommendations for committee appointments to the Board, proposing to the Board a slate of Trustees (including nominees recommended by holders of Common Shares) for election at the annual meeting of shareholders, and assessing and making recommendations to the Board on corporate governance matters. For a summary of the procedures to be followed by shareholders in submitting nominations, see “Shareholder Proposals”. The Governance Committee held four meetings in 2002.

      Each Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all the committees on which he or she served.

Trustee Compensation

      ProLogis pays an annual retainer of $25,000 to Trustees who are not officers of ProLogis (“Outside Trustees”). These fees are paid to the Outside Trustees in Common Shares (quarterly on each dividend payment date) based on the then current market price of the Common Shares determined in accordance with the pricing mechanism of ProLogis’ 1999 Dividend Reinvestment and Share Purchase Plan (the “DRPP”). Outside Trustees also receive $1,000 for each Board meeting attended, which is also paid in Common Shares. Members of the Investment Committee who are Outside Trustees receive an additional annual retainer of $4,000 and members of the Audit, Compensation, and Governance Committees who are Outside Trustees receive an additional annual retainer of $2,000, all of which retainers are paid in Common Shares. Unless payment is deferred at the option of the Outside Trustee, both the retainer and meeting fees payable to Outside Trustees are paid directly into the DRPP on behalf of the Outside Trustees as optional cash payments, and the Common Shares purchased remain in the DRPP. These Common Shares may not be sold or otherwise transferred so long as the Outside Trustee remains a Trustee. The Board may grant an individual Outside Trustee a waiver of the requirement that Outside Trustees’ fees be used to purchase Common Shares or that such Common Shares be held so long as the Outside Trustee remains a Trustee.

      Each Outside Trustee may defer the payment of fees from the date such fees were originally to be received for a minimum of two years or for so long as the Outside Trustee remains a Trustee. During the period of deferral, ProLogis credits the Outside Trustee with amounts equal to the fees designated for payment and with amounts equal to the dividends which would have been paid on the Common Shares previously credited as fees. However, no payment is actually made, nor are any Common Shares or funds actually set aside, until the deferral period concludes.

      Outside Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

Outside Trustees Plans

      ProLogis has two option plans for the Outside Trustees. A total of 500,000 Common Shares are authorized for issuance under the ProLogis Share Option Plan for Outside Trustees and the ProLogis 2000 Share Option Plan for Outside Trustees (the “Outside Trustee Plans”). During 2002, ProLogis made awards to its Outside Trustees under the ProLogis 2000 Share Option Plan for Outside Trustees. On the date of each annual meeting of shareholders of ProLogis, each Outside Trustee is granted an option to purchase 5,000 Common Shares at an exercise price equal to the closing price of the Common Shares on the NYSE on the date of grant. The options vest at the rate of 25% per year on each anniversary of the date of the award for the four succeeding years after the award. In the event of changes in the outstanding Common Shares, the administrator may make appropriate adjustments to the aggregate number of Common Shares available under the Outside Trustee Plans and the terms of the options for Common Shares subject to the Outside Trustee Plans. The Secretary of ProLogis administers the Outside Trustee Plans.

      Dividend equivalent units are granted with respect to options only as determined by the Board. In the event dividend equivalent units are granted, the Outside Trustee is credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the annual dividend for such calendar year, multiplied by (ii) the number of Common Shares underlying the outstanding option (reduced prorata to reflect Common Shares underlying options that were not outstanding on record dates) and divided by (iii) the average share price for such calendar year. Each dividend equivalent unit accumulates additional dividend equivalent units. All dividend equivalent units are paid in Common Shares at a rate of one Common Share per dividend equivalent unit. The dividend equivalent units are subject to the same vesting schedule as the underlying options. Dividend equivalent units are payable as of the last day of the calendar year in which the underlying option is exercised or the option expires, whichever is earlier.

EXECUTIVE COMPENSATION

      The following table presents the compensation for 2002, 2001 and 2000 of each of the Named Executive Officers.

	Annual Compensation

					Other
					Annual
					Compen-
Name and		Salary		Bonus	sation
Principal Position	Year	($)		($)	($)

K. Dane Brooksher	2002	675,000		800,000	—
Chairman and	2001	650,000		1,150,000	—
Chief Executive Officer	2000	500,000		1,000,000	—

Irving F. Lyons, III	2002	450,000		480,000	—
Vice Chairman and	2001	425,000		625,000	—
Chief Investment Officer	2000	400,000		550,000	—

Walter C. Rakowich	2002	340,000		240,000	—
Managing Director and	2001	320,000		375,000	—
Chief Financial Officer	2000	300,000		325,000	—

Jeffrey H. Schwartz	2002	248,461	(6)	240,000	56,129	(8)
President and Chief	2001	—		—	135,854	(8)
Operating Officer for	2000	351,245	(7)	—	—
Asia and President of
International Operations

John W. Seiple, Jr.	2002	340,000		240,000	—
President and	2001	320,000		375,000	—
Chief Operating Officer	2000	300,000		325,000	—
for North America

Robert J. Watson	2002	321,199	(9)	240,000	491,790	(10)
President and	2001	306,640	(9)	325,000	489,975	(11)
Chief Operating Officer	2000	289,733	(9)	300,000	—
for Europe

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long-Term Compensation Awards

		Common Shares				All
	Restricted	Underlying Options(#)(2)				Other
	Share				LTIP	Compen-
Name and	Awards	Annual	Special		Payout($)	sation
Principal Position	($)(1)	Grant	Grant	Total	(3)	($)(4)

K. Dane Brooksher	—	285,000	99,673	384,673	1,579,420	264,982 (5)
Chairman and	—	168,483	—	168,483	860,400	255,491 (5)
Chief Executive Officer	3,726,875	174,529	—	174,529	934,500	16,645

Irving F. Lyons, III	—	133,000	99,673	232,673	1,033,665	17,684
Vice Chairman and	—	110,161	—	110,161	505,485	20,652
Chief Investment Officer	—	101,808	—	101,808	556,250	16,645

Walter C. Rakowich	—	71,000	49,837	120,837	425,035	11,688
Managing Director and	—	45,360	—	45,360	209,723	13,229
Chief Financial Officer	—	41,814	—	41,814	244,750	11,023

Jeffrey H. Schwartz	—	71,000	59,804	130,804	425,035	6,745
President and Chief	—	—	—	—	—	8,319
Operating Officer for	—	—	—	—	155,750	12,047
Asia and President of
International Operations

John W. Seiple, Jr.	—	71,000	49,837	120,837	425,035	11,688
President and	—	45,360	—	45,360	209,723	13,229
Chief Operating Officer	—	41,814	—	41,814	244,750	11,023
for North America

Robert J. Watson	—	71,000	59,804	130,804	425,035	12,849
President and	—	45,360	—	45,360	209,723	14,392
Chief Operating Officer	—	41,814	—	41,814	222,500	12,086
for Europe

(1)	Represents a restricted share unit award made in 2000 under the 1997 Long-Term Incentive Plan. This award is comprised of units which will settle 25% on each December 31, beginning December 31, 2005. This award does not receive dividend equivalent units under the 1997 Long-Term Incentive Plan. See “— Special Equity Agreement” and “— 1997 Long-Term Incentive Plan”. Prior to settlement of the restricted share units, dividends will be paid with respect to the restricted share units. The dollar amount shown is approximately equal to the number of shares earned multiplied by the closing price of Common Shares as reported by the NYSE on the date of grant ($22.25 on December 31, 2000). The total number of restricted share units and the value of such restricted share units held by Mr. Brooksher on December 31, 2002 (based on the closing price of Common Shares as reported on the NYSE on December 31, 2002 ($25.15)) is 167,500 shares and ($4,212,625), respectively.

(2)	The special grants were options granted in 2002 to compensate the Named Executive Officers for subsequent taxation and loss of future dividends on the shares sold to ProLogis, the proceeds of which were used to pay down existing company loans. See “Certain Relationships and Transactions — Loans to Executive Officers”. The 1997 Long-Term Incentive Plan provides that participants who are awarded options in 2001 and 2000 will also receive dividend equivalent units with respect to the options awarded. See “1997 Long-Term Incentive Plan”. The option grants awarded in 2002 do not receive dividend equivalent units.

(3)	Represents restricted shares earned under the Performance Share Program (see “— Performance-Based Long-Term Retention Awards”) on December 31, 2000 as follows: Mr. Brooksher — 42,000 shares, Mr. Lyons — 25,000 shares, Mr. Rakowich — 11,000 shares, Mr. Schwartz — 7,000, Mr. Seiple — 11,000 shares and Mr. Watson — 10,000 shares; on December 31, 2001 as follows: Mr. Brooksher — 40,000 shares, Mr. Lyons — 23,500 shares, Mr. Rakowich — 9,750 shares, Mr. Seiple — 9,750 shares, and Mr. Watson — 9,750 shares; and on December 31, 2002 as follows: Mr. Brooksher — 62,800, Mr. Lyons — 41,100, Mr. Rakowich — 16,900, Mr. Schwartz — 16,900, Mr. Seiple — 16,900, and Mr. Watson — 16,900. The restricted shares vest with respect to 100% of the shares on December 31, 2002, December 31, 2003, and December 31, 2004, respectively. Prior to vesting, the restricted shares will receive dividend equivalent units in lieu of a cash dividend. See “— 1997 Long-Term Incentive Plan”. The dollar amount shown is approximately equal to the number of shares earned multiplied by the closing price of Common Shares as reported by the NYSE on the date of grant, $22.25 on December 31, 2000 and $21.51 on December 31, 2001, and $25.15 on December 31, 2002, respectively. The total number of restricted shares, and the values, of such restricted shares held by each Named Executive Officer as of December 31, 2002 (based on the closing price of Common Shares as reported on the NYSE on December 31, 2002 ($25.15)) is as follows: Mr. Brooksher — 144,800 shares ($3,641,720), Mr. Lyons — 89,600 shares ($2,253,440), Mr. Rakowich — 37,650 shares ($946,898), Mr. Schwartz — 23,900 shares ($601,085), Mr. Seiple — 37,650 shares ($946,898), and Mr. Watson — 36,650 shares ($921,748).

(4)	Includes contributions made by ProLogis in 2002, 2001, and 2000 under its 401(k) Plan to Mr. Brooksher of $6,000 in 2002, $5,100 in 2001, $5,100 in 2000; Mr. Lyons of $6,000 in 2002, $5,100 in 2001, $5,100 in 2000; Mr. Rakowich of $5,500 in 2002, $5,100 in 2001, $5,100 in 2000; Mr. Schwartz of $5,100 in 2000; Mr. Seiple of $5,500 in 2002, $5,100 in 2001, $5,100 in 2000; Mr. Watson of $6,000 in 2002, $5,100 in 2001, $5,100 in 2000. Beginning in 1998, ProLogis has matched up to 50% of the first 6% of compensation contributed by the employee under the 401(k) Plan. Also includes the dollar value of insurance premiums paid by ProLogis with respect to term life insurance for the benefit of the Named Executive Officer as follows: Mr. Brooksher $2,280 in 2002, $1,920 in 2001, $225 in 2000; Mr. Lyons $2,280 in 2002, $1,632 in 2001, $225 in 2000; Mr. Rakowich $1,459 in 2002, $1,142 in 2001, $225 in 2000; Mr. Schwartz $1,094 in 2002 and $150 in 2000; Mr. Seiple $1,459 in 2002, $1,142 in 2001, $225 in 2000; Mr. Watson $1,191 in 2002, $928 in 2001, $179 in 2000. Includes the dollar value of insurance premiums paid by ProLogis with respect to life insurance for the benefit of the Named Executive Officer as follows: Mr. Brooksher $54 in 2002, $54 in 2001, $75 in 2000; Mr. Lyons $54 in 2002, $54 in 2001, $75 in 2000; Mr. Rakowich $54 in 2002, $54 in 2001, $75 in 2000; Mr. Schwartz $41 in 2002 and $50 in 2000; Mr. Seiple $54 on 2002, $54 in 2001, $75 in in 2000; Mr. Watson $48 in 2002, $45 in 2001, $60 in 2000. Also includes imputed interest income, if any, deemed incurred on loans from ProLogis having an interest rate lower than the rate mandated by the Internal Revenue Service. Mr. Brooksher received imputed interest payments of $9,350 in 2002, $13,866 in 2001, $11,245 in 2000. Mr. Lyons received imputed interest payments of $9,350 in 2002, $13,866 in 2001, $11,245 in 2000. Mr. Rakowich received imputed interest payments of $4,675 in 2002, $6,933 in 2001, $5,623 in 2000. Mr. Schwartz received imputed interest payments of $5,610 in 2002, $8,319 in 2001, and $6,747 in 2000. Mr. Seiple received imputed interest payments of $4,675 in 2002, $6,933 in 2001, $5,623 in 2000. Mr. Watson received imputed interest payments of $5,610 in 2002, $8,319 in 2001, $6,747 in 2000.

(5)	Includes dividend payments made to Mr. Brooksher on his restricted share unit award (See — “Special Equity Agreement”) equal to the amount of ProLogis’ quarterly dividend multiplied by the number of outstanding restricted share units on each applicable record date for the applicable dividend. The total amount received by Mr. Brooksher for 2002 was $247,298 and 2001 was $234,551.

(6)	Mr. Schwartz rejoined ProLogis on March 18, 2002.

(7)	In 2000, Mr. Schwartz was employed by ProLogis in The Netherlands. Includes amounts paid as salary to offset additional tax charges resulting from Mr. Schwartz’s residence in The Netherlands.

(8)	Amounts reimbursed for the payment of foreign taxes made on Mr. Schwartz’s behalf.

(9)	Includes amounts paid as salary to offset additional tax charges resulting from Mr. Watson’s residence in The Netherlands.

(10)	Includes $421,582 reimbursed for tax payments on Mr. Watsons’ behalf. Includes $70,209 for housing allowance.

(11)	Includes $409,742 reimbursed for the payment of foreign taxes on Mr. Watsons’ behalf and $80,233 paid to Mr. Watson as housing allowance and home leave.

1997 Long-Term Incentive Plan

     General

      The number of Common Shares which may be awarded under the 1997 Long-Term Incentive Plan (the “1997 LTIP”) may not exceed 22,600,000 Common Shares in the aggregate (190,000 of which are allocated to the 401(k) Plan) and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. Common Shares issued under the 1997 LTIP may be authorized and unissued shares, or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the 1997 LTIP, the number or type of shares subject to outstanding awards and the exercise price thereof will be appropriately adjusted. The 1997 LTIP authorizes the establishment of one or more option programs and share purchase programs and authorizes the award of share grants (any of which may be subject to restrictions). All employees of ProLogis or any of its affiliates are eligible to participate in the 1997 LTIP. The Compensation Committee administers the 1997 LTIP.

      Subject to the terms of the 1997 LTIP, the Compensation Committee determines which employees shall be eligible to receive awards under the 1997 LTIP, and the amount, price, timing and other terms and conditions applicable to such awards. Non-employee trustees of ProLogis are not eligible to participate in the 1997 LTIP. Options awarded under the 1997 LTIP may be either incentive share options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified share options, which are not intended to satisfy Section 422 of the Code. Options become exercisable in accordance with the terms established by the Compensation Committee, which may include conditions relating to completion of a specified period of service, achievement of performance standards, or such other criteria as the Compensation Committee deems appropriate.

      Options expire on the date determined by the Compensation Committee which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant’s termination of employment by reason of death, disability or retirement, (iii) the three month anniversary of the participant’s termination of employment for reasons other than retirement, death, disability or cause or (iv) on the participant’s date of termination for cause. Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. Dividend equivalent units shall not be earned on an option except to the extent provided by the Compensation Committee. Each participant will be credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the annual dividend for such calendar year, multiplied by (ii) the number of Common Shares underlying the participant’s outstanding options that were granted with dividend equivalent units (reduced prorata to reflect Common Shares underlying such options that were not outstanding on the record dates) and divided by (iii) the average Common Share price for the year. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. In the case of dividend equivalent units granted after August 31, 2001, dividend equivalent units shall not be credited with respect to an option after it is fully vested, unless otherwise determined by the Compensation Committee. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit. Generally, any such dividend equivalent units are subject to the same vesting schedule as the underlying options. Unless otherwise specified by the Compensation Committee, such dividend equivalent units will be payable when the underlying options are exercised or if earlier, January 1 of the year following the year in which the underlying option vests.

     Share Purchase Program

      The 1997 LTIP provides that the Compensation Committee may allow participants to purchase shares, the purchase and distribution of which are subject to the satisfaction of conditions established by the Compensation Committee. The number of shares and the conditions will be established by the Compensation Committee at the time the award is made.

     Restricted Share Units

      The Compensation Committee also may award restricted share units. Each restricted share unit awarded represents an interest in one Common Share as of the date of the award. Outstanding restricted share units are generally awarded dividend equivalent units at the end of each calendar year. Each recipient will be credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the annual dividend for such calendar year, multiplied by (ii) the number of Common Shares underlying the participant’s outstanding options that were granted with dividend equivalent units (reduced prorata to reflect Common Shares underlying such options that were not outstanding on the record dates) and divided by (iii) the average Common Share price for the year. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit. Unless determined otherwise by the Compensation Committee, the restricted share units together with the applicable dividend equivalent units vest in equal portions on each of the first four anniversaries of the award of the restricted share units so long as the recipient remains an employee of ProLogis or one of its affiliates. See “Special Equity Agreement” for a discussion of restricted share units granted to Mr. Brooksher.

     Share Awards

      The 1997 LTIP provides that the Compensation Committee may award participants shares, the distribution of which is subject to achievement of conditions established by the Compensation Committee, such as performance objectives or continued employment. The number of shares and the conditions shall be established by the Compensation Committee at the time the award is made, provided that any performance period shall be at least one year. The Compensation Committee may, at its discretion, award dividend equivalent units with share awards.

     Non-Qualified Options

      Under the 1997 LTIP, the Named Executive Officers and certain other officers and employees of ProLogis have been granted non-qualified options to purchase Common Shares at the average of the highest and lowest sales price of Common Shares on the date such options were granted. All options expire no later than ten years after the date of grant. Generally, options awarded under the 1997 LTIP vest at the rate of 25% on the first anniversary of the grant date and an additional 25% per year, beginning on each of the second, third, and fourth anniversaries of the date of grant, except the options granted to U.S. participants based in The Netherlands, which vest 100% on the fourth anniversary of the date of grant. The participants have no rights as shareholders with respect to the shares subject to his or her options until the option is exercised. No income will be recognized by a participant at the time the options or the related dividend equivalent units are granted. The exercise of a non-qualified stock option is generally a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the exercise price. Settlement of a dividend equivalent unit by the participant is generally a taxable event that requires the participant to recognize, as ordinary income, the fair market value of the shares at the time of receipt. ProLogis ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and settlement of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant. ProLogis has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation.” Under the provisions of this statement, ProLogis will continue to account for its share options under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Equity Compensation Plan Information

      ProLogis has four equity compensation plans: (1) the 1997 LTIP as amended and restated on September 26, 2002, (2) the Share Option Plan for Outside Trustees, as amended, (3) the 2000 Share Option Plan for Outside Trustees as amended and restated on September 26, 2002, and (4) Meridian Industrial Trust, Inc. Employee and Director Incentive Stock Plan, which was assumed by ProLogis when Meridian merged with and into ProLogis in March 1999.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
Plan Category	and rights(a)(1)	and rights(b)(1)	column(a))(c)(1)

Equity compensation plans approved by security holders	11,896,996 (2)	$21.96	9,234,023

Equity compensation plans not approved by security holders	None	N/A	N/A

Total	11,896,996	$21.96	9,234,023

(1)	Does not include 35,358 outstanding Common Shares that have been purchased by employees under the Employee Share Purchase Plan (“ESPP”) and 4,964,642 Common Shares that are reserved for future issuance under the ESPP.

(2)	Includes dividend equivalent units issuable upon the exercise of options.

Option Grants in 2002

      The following table sets forth certain information with respect to individual grants of options during 2002 to each of the Named Executive Officers.

	Individual Option Grants

			Percent of
	Common Shares		Total Options	Exercise
	Underlying		Granted to	or		Grant Date
	Options		Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)		2002	($/share)	Date	Value($)(2)

K. Dane Brooksher	285,000		11.61%	24.755	(5)	704,834
	99,673	(3)	4.06%	24.643	(5)	195,120

Irving F. Lyons, III	133,000		5.42%	24.755	(5)	328,922
	99,673	(3)	4.06%	24.643	(5)	195,120

Walter C. Rakowich	71,000		2.89%	24.755	(5)	175,590
	49,837	(3)	2.03%	24.643	(5)	97,561

Jeffrey H. Schwartz	71,000		2.89%	(4)	(5)	175,590
	59,804	(3)	2.44%	(4)	(5)	117,072

John W. Seiple, Jr.	71,000		2.89%	24.755	(5)	175,590
	49,837	(3)	2.03%	24.643	(5)	97,561

Robert J. Watson	71,000		2.89%	24.755	(5)	175,590
	59,804	(3)	2.44%	24.643	(5)	117,072

(1)	None of the options granted to the Named Executive Officers in 2002 earn dividend equivalent units. See “1997 Long-Term Incentive Plan”.

(2)	The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model to estimate the value of the options include the following: an expected option life of 6.25 years for the March 18, 2002 and September 26, 2002 options and 2.5 years for the November 27, 2002 options; a risk-free interest rate of 3.04% for the March 18, 2002 and September 26, 2002 options and 1.87% for the November 27, 2002 options; an expected dividend yield of 5.68%; and expected volatility of 20.55%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model. The valuation and assumptions referenced in the foregoing do not include the valuation of dividend equivalent units.

(3)	These special grants were options granted in 2002 to compensate the Named Executive Officers for subsequent taxation and loss of future dividends on the shares sold to ProLogis, the proceeds of which were used to pay down existing company loans. See “Certain Relationships and Transactions — Loans to Executive Officers”.

(4)	The options granted to Mr. Schwartz on March 18, 2002, his date of rehire, September 26, 2002 and November 27, 2002 have an exercise price of $22.98, $24.755 and $24.643 per share, respectively.

(5)	Options granted on March 18, 2002 expire on March 18, 2012 and the options granted on September 26, 2002 expire on September 26, 2012. The options granted on November 27, 2002 have an expiration date of September 8, 2007.

Performance-Based Long-Term Retention Awards

      In 1999, ProLogis instituted a Performance-Based Long-Term Retention Program (the “Performance Share Program”) under the 1997 LTIP. The Performance Share Program rewards the Named Executive Officers and certain other officers of ProLogis with restricted Common Shares if specified goals are met. In the opinion of the Compensation Committee, it is critical to the long-term success of ProLogis that its executives be rewarded for outstanding performance with long-term incentives that foster employee retention and have ascertainable value.

      The following table summarizes each award to the Named Executive Officers of restricted shares that are subject to performance-based conditions, in addition to the lapse of time and continued employment with ProLogis.

	Awards Granted in 2002 for the Performance Period
	Beginning January 1, 2003 and Ending December 31, 2003

	Number of Shares, Units	Performance or Other Period
Name	or Other Rights(1)	Until Maturation or Payout

K. Dane Brooksher	60,000	(1)

Irving F. Lyons, III	30,000	(1)

Walter C. Rakowich	15,000	(1)

Jeffrey H. Schwartz	15,000	(1)

John W. Seiple, Jr.	15,000	(1)

Robert J. Watson	15,000	(1)

(1)	Units awarded represent restricted Common Shares which will be issued to the executive if the performance criteria are met at the end of the performance period. A greater or lesser number of Common Shares may be awarded at the discretion of the Compensation Committee to the extent the executive exceeds or fails to meet the applicable performance criteria. Once restricted Common Shares are issued, such shares will not vest until the second anniversary of the end of the performance period, subject to accelerated vesting upon a change in control (as defined in the 1997 LTIP) of ProLogis. Such awards will be forfeited by the executive if the executive leaves the employ of ProLogis prior to vesting.

The performance criteria with respect to each Named Executive Officer is established by the Compensation Committee and is based on ProLogis’ performance in relation to two weighted performance measures. The first measure, weighted 75%, consists of specified levels of funds from operations (“FFO”) per share and return on invested capital attained by ProLogis during 2003. The second measure, weighted 25%, generally consists of various objective and subjective criteria applicable to the executive’s area of responsibility.

Option Exercises in 2002 and Year-End Option Values

      None of the Named Executive Officers exercised options for Common Shares in 2002. The following table sets forth certain information as to the year-end value of unexercised options owned by those executive officers.

			Securities Underlying		Value of Unexercised
			Unexercised Options at		in-the-Money Options at
	Shares	Value	Year-End(#)		Year-End($)(1)
	Acquired on	Realized
Name	Exercise(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

K. Dane Brooksher	N/A	N/A	756,188	539,301	2,752,171	1,021,987

Irving F. Lyons, III	N/A	N/A	615,840	290,929	2,164,701	627,316

Walter C. Rakowich	N/A	N/A	251,828	136,094	845,705	265,446

Jeffrey H. Schwartz	N/A	N/A	280,078	87,778	1,032,758	181,896

John W. Seiple, Jr.	N/A	N/A	251,828	136,094	845,705	265,446

Robert J. Watson	N/A	N/A	169,938	258,653	673,995	564,389

(1)	Based on the December 31, 2002, NYSE closing price of $25.15 per Common Share.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      ProLogis has no employment contracts with any Named Executive Officer and, except as described below, no plans or arrangements by which any Named Executive Officer will be compensated as a result of his resignation or retirement or any other termination of his employment with ProLogis or in connection with a change in control of ProLogis, except that in the event a “Change in Control” occurs, as such term is defined in either the 1997 LTIP or the Outside Trustees Plans, options to purchase Common Shares granted under either of the plans become immediately exercisable and restrictions on purchased Common Shares lapse.

      ProLogis has entered into agreements with 10 of its officers. The agreements provide that if a change in control (as described below) occurs and the officer is thereafter terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as the result of, among other matters, a material adverse change in the nature or scope of the officer’s duties, authority or compensation and such termination or action is taken within a period of twenty-four months, then the officer will be entitled to receive a lump-sum payment depending upon the officer’s level of responsibility with ProLogis. A “change in control” is defined as the happening of any of the following:

•	The consummation of a transaction, approved by the shareholders of ProLogis, to merge ProLogis into or consolidate ProLogis with another entity, sell or otherwise dispose of all or substantially all of its assets or adopt a plan of liquidation, provided, however, that a change in control does not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of ProLogis, the surviving corporation or corporation directly or indirectly controlling ProLogis or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of ProLogis immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of ProLogis may be a new holder of such beneficial ownership.

•	The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing 50% or more of the combined voting power of ProLogis is acquired, other than from ProLogis, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar stock plan of ProLogis).

•	At any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Trustees of ProLogis cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by ProLogis’ shareholders, of each new trustee was approved by a vote of at least two-thirds of the trustees still in office at the time of such election or nomination who were trustees at the beginning of such period).

      For the two most senior Named Executive Officers, the severance payment would be equal to three times the sum of the officer’s base salary and target bonus. For the other Named Executive Officers, the severance payment would be equal to two times the sum of the officer’s base salary and target bonus and for the remaining four officers, the severance payment would be equal to the sum of the officer’s base salary and target bonus.

      The officers will also be entitled to continue to receive medical insurance and life insurance coverage for 36 months (in the case of Messrs. Brooksher and Lyons), 24 months (in the case of Messrs. Rakowich, Seiple, Watson and Schwartz) or 12 months (in the case of the other officers) after the date of termination.

      Each officer will also receive an amount equal to the officer’s pro-rated salary and target bonus for the year of termination and if Messrs. Brooksher, Lyons, Rakowich, Seiple, Watson or Schwartz is subject to the federal excise tax on “excess parachute payments,” he will receive a payment sufficient to make him whole for that tax.

Special Equity Agreements

      In December 2000, ProLogis and Mr. Brooksher entered into a Special Equity Agreement. The Special Equity Agreement was Amended and Restated in March 2003. Pursuant to the agreement, as amended, the parties agreed that Mr. Brooksher would continue his employment with ProLogis through December 31, 2004. In connection with the agreement, as amended, ProLogis agreed that the expiration date of each existing option held by Mr. Brooksher under the 1997 LTIP shall be no earlier than the fifth anniversary of the first to occur of Mr. Brooksher’s retirement, disability or death but in no event later than the tenth anniversary of the date on which the option was granted. ProLogis further agreed that the expiration date of each option granted in the future to Mr. Brooksher under the 1997 LTIP shall be no earlier than the fifth anniversary of the first to occur of Mr. Brooksher’s retirement, disability, or death but in no event later than the tenth anniversary of the date on which the option was granted. Notwithstanding the foregoing, any dividend equivalent units granted with respect to options granted to or held by Mr. Brooksher will continue to be credited after Mr. Brooksher’s retirement, disability or death until the fifth anniversary of such retirement, disability or death.

      Pursuant to the Special Equity Agreement, ProLogis also granted Mr. Brooksher on December 31, 2000, 167,500 restricted share units under the 1997 LTIP. The restricted share units granted to Mr. Brooksher will settle in equal installments on December 31, 2005, 2006, 2007, and 2008. Prior to settlement of the restricted share units, dividends payments will be paid with respect to the restricted share units equal to ProLogis’ quarterly dividend multiplied by the number of outstanding restricted share units on each applicable record date for the applicable dividend. The restricted share units will be settled in Common Shares. Mr. Brooksher agreed that, until December 31, 2009, he would not serve on the board of directors or be an officer or employee of any public REIT or be employed by or otherwise provide services to any competitor of ProLogis if, among other things, the services provided by Mr. Brooksher are substantially similar to any of the services that he provided to ProLogis in the 24 months prior to his termination of employment with ProLogis. Further, Mr. Brooksher agreed that until December 31, 2009, he would not own, directly or indirectly any equity or profits interest in any competitor of ProLogis, other than the ownership of 5% or less of the stock of any publicly traded company.

      In March 2003, ProLogis and Mr. Lyons entered into a Special Equity Agreement. Pursuant to the agreement, the parties agreed that Mr. Lyons would continue his employment with ProLogis through December 31, 2004. In connection with the agreement, ProLogis agreed that the expiration date of each existing option held by Mr. Lyons under the 1997 LTIP shall be no earlier than the fifth anniversary of the first to occur of Mr. Lyons’ retirement, disability or death but in no event later than the tenth anniversary of the date on which the option was granted. ProLogis further agreed that the expiration date of each option granted in the future to Mr. Lyons under the 1997 LTIP shall be no earlier than the fifth anniversary of the first to occur of Mr. Lyons’ retirement, disability, or death but in no event later than the tenth anniversary of the date on which the option was granted. For purposes of the foregoing and for applying the provisions of the 1997 LTIP to the options granted to Mr. Lyons (including existing options), Mr. Lyons shall be treated as though he has attained age 60 as of December 31, 2004 without regard to whether he has actually attained age 60 as of that date. Notwithstanding the foregoing, any dividend equivalent units granted with respect to options granted to or held by Mr. Lyons will continue to be credited after Mr. Lyons’ retirement, disability or death until the fifth anniversary of such retirement, disability or death. Mr. Lyons agreed that, until December 31, 2009, he would not serve on the board of directors or be an officer or employee of any public REIT or be employed by or otherwise provide services to any competitor of ProLogis (other than with respect to specified properties owned by King & Lyons, L.P.) if, among other things, the services provided by Mr. Lyons are substantially similar to any of the services that he provided to ProLogis in the 24 months prior to his termination of employment with ProLogis. Further, Mr. Lyons agreed that until December 31, 2009, he would not own, directly or indirectly any equity or profits interest in any competitor of ProLogis, other than with respect to specified properties owned by King & Lyons, L.P. and other than the ownership of 5% or less of the stock of any publicly traded company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Notwithstanding anything to the contrary set forth in any of ProLogis’ previous or future filings under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

      The Compensation Committee is responsible for acting on behalf of the Board or making recommendations to the Board with respect to (i) general compensation and benefit practices of ProLogis, (ii) review and recommend approval of salaries and other compensation actions for ProLogis’ Chief Executive Officer, other Named Executive Officers and other senior executive officers, and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the members of the Compensation Committee are officers or employees of ProLogis.

Compensation Philosophy

      The Compensation Committee believes in a compensation philosophy which rewards employees on the basis of ProLogis’ success in attaining ProLogis’ financial objectives, as well as on the basis of the employees’ success in attaining individual performance objectives. ProLogis’ compensation program is designed to:

•	Attract, reward and retain highly qualified executives.

•	Align shareholder and employee interests.

•	Reward long-term career contributions to ProLogis.

•	Emphasize the variable portion of total compensation (cash and shares) as an individual’s level of responsibility increases.

•	Provide fully competitive compensation opportunities consistent with performance.

•	Encourage teamwork.

      During 2002, the Compensation Committee conducted a full review of ProLogis’ executive compensation programs. This review included a comprehensive report from an independent compensation consultant assessing the program and relative competitiveness versus identified comparable companies of similar size and business characteristics to ProLogis. This group of comparable companies included real estate companies representing the most likely competitors for executive talent. Key findings from this review were discussed extensively with senior management and the Compensation Committee. Their impact on compensation philosophy and practices for 2003 are outlined below by element.

Key Elements of Compensation

      The key elements of ProLogis’ executive compensation program consist of base salary, annual bonus and long-term incentives. As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the position’s role and relative impact on business results consistent with ProLogis’ variable pay for performance philosophy.

Base Salary

      Currently, base salaries for senior executives are based on an overall assessment of the executive’s responsibilities and contribution to ProLogis and are reviewed every year. Compensation review showed that salaries were at comparable market benchmarks for certain Named Executive Officers. Base salaries effective for 2003 will be positioned at mid-market levels consistent with the overall responsibilities of the position and performance and experience of the individual. The Compensation Committee may adjust salaries on an individual basis at anytime.

Annual Bonus

      ProLogis’ senior executives are eligible for annual cash bonus awards based on the performance of ProLogis overall, the executive’s business unit and the executive’s individual performance during the prior year. Historically, individual bonus awards have been paid in amounts which achieve a targeted level of competitive total cash compensation (base salary and annual bonus) consistent with performance.

      Annual performance goals are established by the Compensation Committee at the beginning of each fiscal year for the Named Executive Officers. Specifically, the Compensation Committee considers performance based on financial measures such as FFO, total shareholder returns and return on invested capital, all of which are absolute and relative to comparable companies, as well as non-financial measures for each individual.

      Performance together with these criteria, determines individual awards. Awards for performance below and above a targeted level of achievement are at the discretion of the Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Compensation Committee deems relevant.

Long-Term Share Incentives

      Long-term share incentives are designed to foster significant ownership of Common Shares, promote a close identity of interests between ProLogis senior executives and shareholders, and motivate and reward long-term strategic management and enhancement of shareholder value.

      Non-qualified share options have been the primary long-term incentive form and constitute a major component of senior executive compensation. Option awards generally reflect the executive’s level of responsibility and impact on the long-term success of ProLogis. Additionally, consideration is given to an executive’s potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. Share options awarded in 2002 were granted with an exercise price equal to the average of the highest and lowest sale price of Common Shares on the date of grant and vest ratably over four years. These awards do not earn dividend equivalent units. (See “Executive Compensation — 1997 Long-Term Incentive Plan”).

      In 1999, ProLogis instituted the Performance Share Program under the 1997 LTIP. The Performance Share Program rewards key officers of ProLogis with restricted Common Shares if specified goals are met. (See “Executive Compensation — Performance-Based Long-Term Retention Awards”). In the opinion of the Compensation Committee, it is critical to the long-term success of ProLogis that its executives be rewarded for outstanding performance with long-term incentives that foster employee retention and have ascertainable value.

      It was determined in the course of the 2002 compensation review that ProLogis’ long-term incentive programs are generally competitive with market practices for most senior executives.

Chief Executive Officer Compensation

      The Compensation Committee meets annually without the Chief Executive Officer present to evaluate the Chief Executive Officer’s performance and to determine the Chief Executive Officer’s compensation. In considering Mr. Brooksher’s compensation, the Compensation Committee considers his principal responsibilities, which include providing overall vision and strategic direction for ProLogis, attracting and retaining highly qualified employees and developing and maintaining key customer and capital relationships for ProLogis.

      Mr. Brooksher’s base salary was $675,000 in 2002. In determining Mr. Brooksher’s 2002 annual bonus and long-term incentive award, the Compensation Committee considered both Mr. Brooksher’s individual performance as well as that of the company overall. The Compensation Committee noted several significant achievements including without limitation, increasing the total return to shareholders, completing the sale of CS Integrated LLC, Frigoscandia Nordic and Frigoscandia Spain, forming the $1 billion ProLogis Japan Fund, increasing return on invested capital and return on equity, and formation of Macquarie ProLogis Trust, a company listed on the Australian Stock Exchange.

      In view of these accomplishments, the Compensation Committee awarded Mr. Brooksher an annual bonus award of $800,000 for 2002. Additionally, the Compensation Committee granted Mr. Brooksher share options to acquire 285,000 Common Shares. Mr. Brooksher’s grant for 2002 reflected the fact that he does not earn dividend equivalent units on this award. Mr. Brooksher was given the ability to earn 60,000 Common Shares under the Performance Share Program in 2003. Mr. Brooksher also earned 62,800 Common Shares in December 2002 under the Performance Share Program. (See “Executive Compensation — Performance-Based Long-Term Retention Awards”). Mr. Brooksher was paid dividend equivalents with a value of $247,298 pursuant to the restricted share unit award he was granted in 2000 (See “Executive Compensation — Special Equity Agreement”). The Compensation Committee has determined that the combination of the annual bonus award and stock grants, in addition to base salary, would place Mr. Brooksher’s total compensation at approximate median levels versus comparable companies.

Section 162(m)

      The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Code, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although ProLogis’ plans are generally designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Compensation Committee to exercise discretion in setting compensation. The Compensation Committee believes the cost impact of any lost deductibility for compensation payments in 2002 are generally immaterial to ProLogis. The Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Compensation Committee will continue to monitor the requirements of the Code to determine what actions, if any, should be taken with respect to the Section 162(m).

      This report is submitted by the members of the Compensation Committee: Messrs. Jacobs (Chairman), Feinberg and Zollars.

REPORT OF THE AUDIT COMMITTEE

      Notwithstanding anything to the contrary set forth in any of ProLogis’ previous or future filings under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

      The Audit Committee consists of four members of the Board. Each member of the Audit Committee is independent of ProLogis and its management, as defined by the NYSE listing standards.

      On March 16, 2000, the Board adopted a written charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

      The Audit Committee has reviewed and discussed ProLogis’ unaudited financial statements for the quarters ended March 31, June 30, and September 30, 2002, and its December 31, 2002, audited financial statements with management and with KPMG LLP, ProLogis’ independent accountants.

      ProLogis has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of ProLogis’ accounting principles as applied in its financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

      The Audit Committee has also received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with KPMG LLP their independence, including whether the provision of the services described below under “Independent Public Accountants — Financial Information Systems Design and Implementation Fees” and “— All Other Fees” is compatible with maintaining KPMG LLP’s independence.

      Based on the advice of management, internal auditors and independent accountants and the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2002 audited consolidated financial statements and notes thereto be included in ProLogis Annual Report on Form 10-K.

Kenneth N. Stensby, Chairman

George L. Fotiades
Neelie Kroes
J. André Teixeira

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Shares against the cumulative total return of the Standard & Poor’s Composite — 500 Stock Index and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Index for the period commencing December 31, 1997 and ending on December 31, 2002. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on December 31, 1997 with dividends reinvested

	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01	Dec-02

ProLogis	$100	$88	$87	$107	$111	$137
S&P© 500 Index	$100	$129	$156	$141	$125	$97
NAREIT Equity REIT Index	$100	$82	$79	$99	$113	$118

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Special Equity Agreements

      In March 2003, each of Mr. Brooksher and Mr. Lyons amended or entered into a Special Equity Agreement with ProLogis providing for the payment of equity based awards in exchange for the continued employment of those individuals. See “Executive Compensation — Special Equity Agreements” above for a description of the agreements.

Amended and Restated Investor Agreement

      Prior to May 14, 2002, Security Capital owned 28.1% of ProLogis’ Common Shares and was ProLogis’ largest shareholder. On that date, Security Capital became an indirect wholly owned subsidiary of GE Capital. Under the terms of the merger agreement between GE Capital and Security Capital, a portion of the ProLogis Common Shares owned by Security Capital were part of the merger consideration paid to Security Capital’s shareholders. At December 31, 2002, GE Capital, through its ownership of Security Capital, owned approximately 8.8% of the total outstanding Common Shares of ProLogis. Security Capital had certain rights under an investor agreement, dated September 9, 1997 including, but not limited to, the right to nominate persons to serve as Trustees of ProLogis. As provided in the agreement, these rights terminated as a result of the applicable ownership interest falling below 10%. The two members of the Board who were nominees of Security Capital resigned from the Board in May 2002.

Administrative Services Agreement

      ProLogis and Security Capital were parties to an administrative services agreement (the “ASA”) under which Security Capital provided ProLogis with certain administrative and other services as determined by ProLogis. ProLogis paid fees to Security Capital under the ASA of $0.4 million for 2002, respectively. All of the services originally provided under the ASA have been transferred to ProLogis and the ASA is no longer in effect.

Financial Advisory Fees

      Macquarie Capital Partners LLC (formerly Security Capital Markets Group Incorporated), an affiliate of Security Capital, has provided ProLogis with financial advisory and investment banking services. In 2002, ProLogis paid financial advisory fees to Macquarie Capital Partners LLC for transactions in which Macquarie Capital Partners provided financial advisory and investment banking services in connection with the formation of a joint venture in which ProLogis has an ownership interest. Macquarie Capital Partners LLC received fees of $4,300,000 in connection with these transactions.

Partnership Affiliations

      As part of its acquisition program of industrial distribution facilities, ProLogis has consummated certain transactions pursuant to which it contributed cash, and third party partnerships contributed a portfolio of facilities, to ProLogis Limited Partnership — I. Irving F. Lyons, III, Vice Chairman, Chief Investment Officer and Trustee of ProLogis, is a partner in ProLogis Limited Partnership — I, holding an indirect 3.3% limited partnership interest valued at $12,072,000 based on the December 31, 2002 closing price of Common Shares. In addition, Mr. Lyons owns minority interests in a substantial amount of undeveloped industrial land near ProLogis’ industrial distribution parks in the San Francisco Bay Area. The options and rights of first refusal previously acquired by ProLogis relative to this property were terminated in September 2002. The transactions in which Mr. Lyons acquired his ownership interest were negotiated at arm’s length prior to Mr. Lyons’ affiliation with ProLogis.

      Additionally, Jeffrey H. Schwartz, President and Chief Operating Officer for Asia and President of International Operations, of ProLogis, is a partner in ProLogis Limited Partnership — III and ProLogis Limited Partnership — IV, holding an indirect 4.57% limited partnership interest in ProLogis Limited Partnership — III valued at $1,979,057 and an indirect 1.09% limited partnership interest in ProLogis Limited

Partnership — IV valued at $1,246,807, based on the December 31, 2002 closing price of Common Shares. The transactions in which Mr. Schwartz acquired his ownership interests were negotiated at arm’s length prior to Mr. Schwartz’s affiliation with ProLogis.

Preferred Stock Subsidiaries

      ProLogis invested in the non-voting preferred stock of certain entities that have ownership interests in companies that produce income that is not REIT qualifying income (i.e., rental income and mortgage interest income) under the Code. Third parties including entities in which Security Capital, previously ProLogis’ largest shareholder, held non-voting ownership interests held the voting ownership common stock of these companies. The Code, as amended in 2001, allowed ProLogis to have a voting ownership interest in these types of entities. ProLogis began negotiations to acquire the voting ownership interests in these entities in 2000. Before the acquisitions were completed it was determined that the state income tax laws governing REITs would not be changed to coincide with the amendments to the Code. Therefore, CSI/ Frigo LLC and Kingspark LLC limited liability companies in which K. Dane Brooksher, ProLogis’ chairman and chief executive officer owned the voting membership interests, acquired the voting ownership interests in Frigoscandia S.A., ProLogis Logistics and Kingspark S.A. from the third parties and Security Capital.

      At December 31, 2002, Mr. Brooksher had a voting ownership interest in CSI/ Frigo LLC, which has a voting ownership interest in Frigoscandia S.A. CSI/ Frigo LLC had a voting ownership interest in ProLogis Logistics through October 23, 2002. Through July 1, 2002, Mr. Brooksher had a voting ownership interest in Kingspark LLC. This interest was sold to ProLogis. At December 31, 2002, Mr. Brooksher’s only remaining ownership interest is in Frigoscandia S.A., which entitles him to an effective interest in the earnings of Frigoscandia S.A. of 0.25%.

      Further information on Mr. Brooksher’s ownership interests follows:

•	CSI/ Frigo LLC, a limited liability company formed on January 5, 2001, acquired 100% of the voting common stock of both Frigoscandia S.A. and ProLogis Logistics (both entities in which ProLogis owned 100% of the non-voting preferred stock) for an aggregate purchase price of $3.3 million. ProLogis made a loan to CSI/ Frigo LLC in the amount of $2.9 million. This loan is due January 5, 2011 and bears interest at an annual rate of 8.0%. ProLogis also made a capital contribution to CSI/ Frigo LLC of $404,545 and Mr. Brooksher made a capital contribution to CSI/ Frigo LLC of $50,000. Mr. Brooksher’s membership interests (after considering the terms of the participating note from CSI/ Frigo LLC to ProLogis) entitle him to receive dividends equal to 5% of the net cash flow of CSI/ Frigo LLC, as defined, if any. Mr. Brooksher is the managing member of CSI/ Frigo LLC and he may transfer his membership interests, subject to certain conditions, including the approval of ProLogis. There are no provisions that give ProLogis the right to acquire Mr. Brooksher’s membership interests. Mr. Brooksher does not receive compensation in connection with being the managing member. CSI/ Frigo LLC sold the voting common stock of ProLogis Logistics to ProLogis on October 23, 2002 for $2.6 million. Therefore, as of December 31, 2002, CSI/ Frigo LLC’s only remaining ownership interest is in the voting common stock of Frigoscandia S.A.

•	Kingspark LLC, a limited liability company formed on January 5, 2001, acquired the voting common stock of Kingspark S.A. (an entity in which ProLogis owned 100% of the non-voting preferred stock) for $8.1 million. ProLogis made a loan to Kingspark LLC in the amount of $7.3 million. This loan is due January 5, 2006 and bears interest at an annual rate of 8.0%. ProLogis made a direct capital contribution to Kingspark LLC in the amount of $770,973. ProLogis made a loan to Mr. Brooksher in the amount of $40,557, all of which was used by Mr. Brooksher to make his capital contribution to Kingspark LLC. Therefore, ProLogis effectively funded the entire purchase price either directly or through loans to Kingspark LLC and Mr. Brooksher. The recourse loan to Mr. Brooksher from ProLogis was payable on January 5, 2006 and provided for interest at an annual rate of 8.0%. Mr. Brooksher’s membership interests entitled him to receive dividends equal to 5% of the net cash flow of Kingspark LLC, as defined, if any. Mr. Brooksher was the managing member of Kingspark LLC and he was able to transfer his membership interests, subject to certain conditions, including the approval of ProLogis. There were no provisions that give ProLogis the right to acquire Mr. Brooksher’s membership interests. Mr. Brooksher did not receive compensation in connection with being the managing member. On July 1, 2002, Mr. Brooksher sold his voting membership interests in Kingspark LLC to ProLogis for $45,000, representing the $40,557 principal balance of Mr. Brooksher’s note to ProLogis plus accrued interest on the note since its origination.

Leasing Transactions

      GE Capital, through its ownership of Security Capital, is ProLogis’ largest shareholder. ProLogis leases distribution space to GE Capital and its affiliates on market terms that management believes are no less favorable to ProLogis than those that could be obtained with unaffiliated third parties. These leases provided base rental income of $2.9 million to ProLogis for the year ended December 31, 2002. At December 31, 2002, 627,000 square feet were leased to GE Capital and its affiliates with annualized base rental revenues of $3.3 million. ProLogis earned base rental income from leases with Security Capital and certain of its affiliates of $0.5 million and $0.8 million for the years ended December 31, 2001 and 2000, respectively.

      ProLogis and General Electric Company, an affiliate of GE Capital, have entered into an agreement for ProLogis to build a 1.0 million square foot distribution facility in the Baltimore market area that General Electric Company will lease from ProLogis for a ten year term. The total expected cost of the facility at completion is $27.5 million. The base annual rental income at the inception of the agreement is $2.4 million.

ProLogis Equipment Services

      On or about August 30, 2002, ProLogis Equipment Services, LLC, an unconsolidated investee of ProLogis, sold substantially all of its material handling assets to General Electric Corporation, an affiliate of GE Capital for approximately $10 million.

Loans to Executive Officers

      In 1997, ProLogis made loans to the Named Executive Officers for 95% of the purchase price of Common Shares pursuant to the share purchase program. On November 27, 2002, ProLogis repurchased the Common Shares held by the Named Executive Officers under the share purchase program for which the Named Executive Officer had an outstanding loan. Each Named Executive Officer received a cash payment based on the closing price of Common Shares on November 27, 2002, the proceeds of which were used to repay the loan secured by the Common Shares. On the same date, each Named Executive Officer was granted options to purchase common shares equal to the number of shares sold multiplied by 1.35 to compensate the Named Executive Officers for the subsequent taxation and loss of future dividends on the shares sold. A total of 269,515 shares were repurchased from the Named Executive Officers at a price of $24.643 per share in exchange for a total cash payment of $6,641,658. The Named Executive Officers were granted options to purchase an aggregate of 418,627 shares. Pursuant to the transaction, Mr. Brooksher received a cash payment of $819,457 in exchange for 33,253 shares (Mr. Brooksher made a cash payment of his own in the amount of $1 million dollars), Mr. Lyons received a cash payment of $1,819,457 in exchange for 73,832 shares, Mr. Rakowich received a cash payment of $909,728 in exchange for 36,916 shares, Mr. Schwartz received a cash payment of $1,091,662 in exchange for 44,299 shares, Mr. Seiple received a cash payment of $909,728 in exchange for 36,916 shares and Mr. Watson received a cash payment of $1,091,662 in exchange for 44,299 shares.

      In 2001, ProLogis entered into a loan with K. Dane Brooksher. The proceeds of the loan were used by Mr. Brooksher to repay a loan from Security Capital which was made by Security Capital while Mr. Brooksher was an employee of Security Capital. Under the terms of the promissory note, ProLogis lent Mr. Brooksher $474,997.50, which amount was due on January 31, 2002. A payment of $237,500 on the principal amount was paid to ProLogis in January 2001 from the proceeds of Mr. Brooksher’s target bonus for 2000. The balance was repaid by Mr. Brooksher from the proceeds of Mr. Brooksher’s target bonus for 2001 in January 2002.

      In 2001, ProLogis entered into a loan with Robert J. Watson. The proceeds of the loan were used by Mr. Watson to repay a loan from Security Capital which was made by Security Capital while Mr. Watson was an employee of Security Capital. Under the terms of the promissory note, ProLogis lent Mr. Watson $90,000, which amount was repaid by Mr. Watson from the proceeds of Mr. Watson’s target bonus for 2002 in January 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires ProLogis’ Trustees and officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities Exchange Commission and to send copies of those reports to ProLogis. Based solely on a review of those reports and amendments thereto furnished to ProLogis and on written representations of certain of such persons that they were not required to file certain of those reports, ProLogis believes that no such person failed to file any such report on a timely basis during 2002.

INDEPENDENT PUBLIC ACCOUNTANTS

      On April 23, 2002, ProLogis dismissed Arthur Andersen LLP as ProLogis’ independent auditors and engaged KPMG LLP to serve as ProLogis’ independent auditors for 2002. This determination was approved by the Board of Trustees upon the recommendation of the Audit Committee.

      During the years ended December 31, 2002 and 2001, there were no disagreements with Arthur Andersen LLP or KPMG LLP during such time that they served as ProLogis’ independent auditors on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s or KPMG LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      The audit reports of Arthur Andersen LLP and KPMG LLP on ProLogis’ consolidated financial statements as of and for the fiscal years ended December 31, 2002 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within ProLogis’ two most recent fiscal years and through the date of this proxy statement.

      ProLogis provided Arthur Andersen LLP and KPMG LLP with a copy of the foregoing disclosures. Arthur Andersen LLP and KPMG LLP have stated that they are in agreement with such disclosures.

      Prior to engaging KPMG LLP, ProLogis did not consult KPMG LLP regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      A representative of KMPG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of ProLogis’ annual financial statements for the year ended December 31, 2002 and the reviews of the financial statements included in ProLogis’ quarterly reports on Form 10-Q during 2002 were approximately $440,000.

Financial Information Systems and Design Implementation Fees

      There were no fees billed by KPMG LLP during 2002 for professional services related to financial information systems design and implementation.

All Other Fees

      The aggregate fees billed by KPMG LLP for professional services rendered during 2002, other than the fees described above, were approximately $195,000.

ANNUAL REPORT

      ProLogis’ 2002 Annual Report to shareholders and Annual Report on Form 10-K for the year ended December 31, 2002, which include consolidated financial statements, are being mailed to sharesholders together with this Proxy Statement. ProLogis will provide without charge to each shareholder, upon written request, a copy of ProLogis’ Annual Report on Form 10-K, for the year ended December 31, 2002, including the consolidated financial statements and the financial statement schedules included therein. Written requests for a copy of the Annual Report on Form 10-K should be directed to the Investor Relations Department, 14100 E. 35th Place, Aurora, Colorado 80011.

SHAREHOLDER PROPOSALS

      Any proposal by a shareholder of ProLogis intended to be presented at the 2004 annual meeting of shareholders must be received by ProLogis at its principal executive offices not later than December 12, 2003, for inclusion in ProLogis’ proxy statement and form of proxy relating to that meeting.

      In addition, shareholders of record may present proposals which are proper subjects for consideration at an annual meeting, including nominees for Trustee, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by ProLogis’ Bylaws. The Bylaws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals, including any required supporting information, to ProLogis during the period from 90 to 120 days before the anniversary date of the previous year’s annual meeting. To be eligible for consideration at the 2004 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by ProLogis between January 21, and February 20, 2004.

OTHER MATTERS

      ProLogis is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

Edward S. Nekritz
Secretary

April 10, 2003

YOUR VOTE IS IMPORTANT!

C/O EQUISERVE P.O. BOX 9398 BOSTON, MA 02205-9398	BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to ProLogis, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Telephone or Internet

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PROLO1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROLOGIS

Vote on Trustees

1.	The election of the following persons as Class I Trustees:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

	Nominees:	01) George L. Fotiades	☐	☐	☐
02) Irving F. Lyons, III
03) William D. Zollars
For Against Abstain
2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.					☐ ☐ ☐

Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting.

Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title or capacity in which you are signing.

	YES	NO
Please indicate if you plan to attend this meeting	☐	☐
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

Annual Meeting of Shareholders

ADMISSION TICKET
Tuesday, May 20, 2003
10:30 A.m. (Mountain Time)
Prologis
14100 East 35Th Place
Aurora, Colorado 80011

Please present this ticket for admittance.

CONSENT TO OBTAIN FUTURE SHAREHOLDER-RELATED MATERIALS
ELECTRONICALLY INSTEAD OF BY MAIL

You now have the option to receive future shareholder communications (annual reports, proxy statements, quarterly reports, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis.

If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated web site with instructions on how to give your proxy via the Internet.

You can register for this program by giving your proxy through www.proxyvote.com or by going to www.investordelivery.com and following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via email at prologisinvestorrelations@prologis.com.

PROXY

PROLOGIS

THE PROXY IS SOLICITED BY AND ON BEHALF OF
THE BOARD OF TRUSTEES

2003 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints each of K. Dane Brooksher, Irving F. Lyons, III and Edward S. Nekritz, as proxies with full power of substitution, to represent the undersigned at the annual meeting of shareholders to be held on May 20, 2003, and at any and all adjournments or postponements thereof, and to vote at such meeting the common shares of beneficial interest that the undersigned would be entitled to vote at such meeting in accordance with the instructions indicated on the reverse side of this card; if no instructions are indicated, the shares represented by this proxy will be voted FOR the election of the listed nominees for Trustee and, at the direction of the proxies named above, on any other matter that may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy. You are encouraged to specify your choice by marking the appropriate boxes —SEE REVERSE SIDE— but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE